UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 7, 2010

Date of Report (Date of earliest event reported)

SHORETEL, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-33506	77-0443568
(Commission file number)	(I.R.S. Employer Identification No.)

960 Stewart Drive, Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

(408) 331-3300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2010, the Board of Directors of ShoreTel, Inc. (the “Company”) appointed Donald J. Girskis, age 50, the Company’s current Senior Vice President, Worldwide Sales, to serve as Chief Executive Officer (“CEO”) effective October 1, 2010, following the resignation of John W. Combs as CEO effective September 30, 2010. Mr. Girskis was appointed to serve as CEO on an interim basis during the pendency of a search to replace Mr. Combs.

Mr. Girskis has served as the Company’s Senior Vice President of Worldwide sales since February 2008. From 1993 to 2008, Mr. Girskis held a variety of executive positions at Sprint-Nextel, a telecommunications company, most recently as the Senior Vice President and General Manager of Boost Mobile, a subsidiary of Sprint-Nextel. At Nextel, Mr. Girskis held the position of Area Vice President of Sales, Area Vice President of Marketing, Vice President of Engineering, and General Manager. Prior to Sprint-Nextel, Mr. Girskis held sales management positions with Businessland and Los Angeles Cellular Telephone Company. Mr. Girskis holds a B.A. in business administration from California State University at Fullerton.

The terms of Mr. Girskis’ existing employment agreement with the Company were not changed. A description of those terms is contained in the Company’s definitive proxy statement for its 2009 Annual Meeting of Stockholders, which description is incorporated herein by reference. The Employment Agreement with Mr. Girskis is filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHORETEL, INC.

Date: September 10, 2010	By:	/S/ MICHAEL E. HEALY
	Name:	Michael E. Healy
	Title:	Chief Financial Officer